AllianceBernstein
Moderator: Philip Talamo
October 25, 2006
5:30 p.m. EST

OPERATOR: Thank you for standing by and welcome to the AllianceBernstein third quarter 2006 earnings review conference call. At this time, all participants are in a listen-only mode. After the formal remarks there will be a question and answer session and I will give you instructions on how to ask questions at that time. As a reminder, this conference is being recorded and will be replayed for one week. I would now like to turn the conference over to the host for this call, the Director of Investor Relations for AllianceBernstein, Mr. Philip Talamo, please go ahead.

PHILIP TALAMO, DIRECTOR OF INVESTOR RELATIONS, ALLIANCEBERNSTEIN: Thank you Christian. Good afternoon everyone and welcome to our third quarter earnings review. As a reminder, this conference call is being Webcast and is supported by a slide presentation that can be found on our website at alliancebernstein.com. Presenting our quarterly results today is Jerry Lieberman, President and Chief Operating Officer and Lew Sanders, Chairman and Chief Executive Officer. Bob Joseph our CFO will also be available to answer questions at the end of our formal remarks.

I’d like to take this opportunity to note that some of the information we present today may be forward-looking in nature and as such, is subject to certain SEC rules and regulations regarding disclosure. Our disclosure regarding forward-looking statements can be found on page two of our slide presentation as well as in the risk factors section of our 2005 form 10K. In light of SEC regulation FD, management will be limited in responding to inquiries from investors and analysts in a non-public forum. Therefore, we encourage you to ask all questions of the material nature on this call. At this time I’d like to turn our call over to Jerry Lieberman.

JERRY LIEBERMAN, PRESIDENT AND CHIEF OPERATING OFFICER, ALLIANCEBERNSTEIN: Thank you Phil and good afternoon to everyone on the call. Well, optimism certainly returned to the financial markets globally in the third quarter as both equity and fixed income markets have strong performance results. Quarter returns range from 380 to 620 basis points for the Lehman aggregate, Russell1,000 growth in Russell1,000 value, S&P, MSCI World, EAFE and emerging markets indices.

Meanwhile, our relative investment performance for the quarter and our most important value equity services were once again better than their relative benchmarks. Performance in our growth services continued to lag and our institutional fixed income services were clustered around their respective benchmarks. Regarding organic growth, we’re reporting approximately $23 billion for the quarter’s gross flows and $8.3 billion of net inflows down from the second quarter’s record highs as we discussed on our last call in July, but a solid $48 billion or 9% in organic growth for the 12 months ended September.

From a financial performance perspective, operating partnership net revenues were up 17.5 percent versus last year to $935 million. And, net income was up by more than 19 percent to $253 million. AllianceBernstein Holding, the publicly traded partnership’s net income and distribution per unit were 87 cents, up 17.6 percent. Having covered our quarterly highlights, capital markets, relative performance, organic growth, and financial performance in less than two minutes, let’s take a closer look at the detail.

I’ll start with U.S. capital market performance. They show on display four you’ll see that all four reported indices were up significantly in the quarter in sharp contrast to the second quarter. It was just three months ago when stocks were slumping, as investors feared that an overheating economy would force the Federal Reserve to raise interest rates to stifle growth. Today, inflation fears are easing amid falling commodity prices and on cooling housing market. In short, an investor’s worst fears did not materialize and the markets rallied.

On display five you’ll see that non-U.S. capital markets also showed a strong rebound against the backdrop of a weak second quarter with robust returns for the three month and 12 month periods.

Now that I’ve reviewed capital markets performance, let’s turn to display six and I’ll review a summary of how we performed for our clients. You should also reference displays 33 through 42 later for more detail on these important leading indicators. Our relative investment performance for the quarter was somewhat mixed, but we did see pockets of strength in our value equities and our fixed income services. With respect to our institutional value equity services, except for emerging markets, all services outperformed their benchmarks for the quarter. For longer periods, we remain very competitive as our international value, global value, and emerging market value returns were excellent for the three, five, and even ten year periods with alpha ranging from 350 to 620 basis points.

For the quarter, institutional growth equity services underperformed benchmarks in nearly all of our key services. However, longer period three and five year returns, most important to the consultant community and clients alike, remain generally competitive. And, as we mentioned in our press release, we still believe that we are well positioned to capitalize on the opportunities present in the growth sectors of the equity markets. Similar to last quarter, our blend services continue to under perform their benchmarks as a result of the poor relative returns in the growth sleeve of their respective portfolios. However, they have much more competitive longer period returns benefiting from the strong performance of their value sleeves. And, as I will discuss later, our blend services continue to account for a significant amount of our new institutional mandates.

Finally, our performance for the quarter in institutional fixed income had benchmark like returns while our retail fixed income funds generally outperformed their Lipper peer groups. Our American income, global government income, and corporate bond funds all handily beat their respective Lipper peer groups by 90 to 260 basis points.

As we all know, past performance is no guarantee of future results. But, performance is arguably the most important data set used by both current and prospective clients as well as consultants to evaluate how we’re doing. It can also be a leading indicator of future net new flows for the firm. We believe our broad array of investment services and our long-term investment performance through various market cycles, as shown on display seven, leave us well positioned for asset growth.

Now, let’s turn to display eight for our summary analysis of assets under management by distribution channel for the three months ended September 30, 2006. Here you’ll see just how significant our growth in assets under management were for the quarter.

Total AUM grew 5.5 percent in just three months, thanks to strong investment returns and net inflows with AUM increasing over $34 billion to approximately 659 billion. Net flows for the quarter were 8.3 billion consisting of 5.7 billion in institutional investments, 1.4 billion in retail, and 1.2 billion in our private client. 245 institutional mandates were funded in the quarter, adding $11.1 billion of AUM to our institutional investments channel. For our retail channel, it was the fifth consecutive quarter of net asset inflows. Our private client channel recorded net asset inflows of $1.2 billion driven by almost $3 billion in gross asset flows. This marks the 23rd consecutive quarter of net asset inflows for this channel.

Display nine shows changes in assets under management by channel for the 12 months ended September 30, 2006. Total of AUM increased by $104 billion, or 18.7 percent for the 12 months the result of strong net inflows of over $48 billion and investment performance of over $56 billion. We recorded gross sales of over 104 billion, nearly matching the record set in June of 2006 for a trailing 12 month period. Net inflows by channel consist of $30 billion institutional investments 10.9 billion in retail and 7.2 billion in private clients.

Display ten shows the summary of changes in AUM by investment service for the three months ended September 30. For the fifth consecutive quarter we have positive net inflows in our growth equity, value equity, and fixed income investment services. Net fixed income inflows exceeded $2 billion for the first time in almost two years and exceeded 1 billion for the fifth consecutive quarter as we experienced increased interest in our fixed income services.

Turning to display 11, you can see that for the 12 months ended September 30, value equities again led the way with over 48 billion in gross fundings and 27.6 billion in net inflows - the gross figure is the seventh consecutive record for a trailing 12-month period. In addition, the market appreciation for our value services was nearly 41 billion for a total increase of over $68 billion in 12 months. Inflows for growth equities were strong with 35.5 billion in gross inflows and 17 billion of net inflows while fixed income services experienced net inflows of more than $7 billion.

Let’s turn to slide 12 where I’ll start my detailed discussion of our distribution channel highlights beginning with our institutional investments channel. As of September 30, 2006, our institutional investments channel assets account for 63.4 percent of our overall AUM or $418 million. The 5.5% quarterly increase in Institutional AUM was driven primarily by market appreciation of $16 billion while net inflows were nearly 6 billion. Our value and blend strategies equity services account for roughly 85 percent of all new assets while global and international services comprise roughly 80 percent of funded mandates in the quarter, a continuing trend. Our pipeline of won with unfunded mandates increased during the quarter and is widely diversified in terms of client domicile and service type.

Turning to display 13, you can see that our retail assets under the management are up 8 billion to $154 billion or 23.3 percent of our total AUM. Market appreciation accounted for most of the increase in the quarter, but net flows and market appreciation were nearly equal for the 12 months, adding 23 billion or 16 percent. Wealth strategies, our important suite of asset allocation services, experienced growth of more than 18 percent reaching 7.7 billion in AUM this quarter. The U.S. component grew by almost 12 percent during the quarter to $4.8 billion. The non-U.S. component, global wealth strategies, grew by more than 27 percent to 2.9 billion in assets. During the quarter, Morning Star awarded five out of six of these services four or five stars.

Our Collegeboundfund is ranked number one in three-year performance by savingforcollege.com, a leading authority on section 529 college savings plans as our 529 balances grew to over $7 billion. Display 14 shows our private client channel highlights. Here you can see that our high net worth channel represents 13.3 percent of total AUM with $87 billion in assets. This channel’s assets are up just over 19 percent versus September 30, 2005, the result of net flows and market depreciation. We continue to invest in our private client business as we increased the number of financial advisors by 37 to 291, a 15 percent increase over the past 12 months.

Highlights for institutional research services are shown on this slide 15. On a GAAP basis, revenues totaled 88 million for the quarter, a decrease of 3.6 percent from a year ago. However, as shown in the appendix on display 43, after accounting for a reclassification of the advisory fees the third quarter of 2005 research revenues actually increased, albeit by only one percent year-over-year, but over 20 percent for the nine months. I should also point out that clients use of algorithmic trading platform in the U.S. continues to grow and we are on schedule to launch an algorithmic trading platform in Europe in early 2007. As I’m sure many of you are aware, institutional investor released their latest poll just last week and we’re proud to say our firm had a best year ever. Highlights included nine analysts who were voted number one in their sector with analysts placing in the top three in 18 sectors which surpasses last year’s previous best ever, 15. And, firm-wide we placed in the top ten in II’s league table for the third consecutive year.

In summary, we’re pleased with the progress we’ve made in each of our four distribution channels and we’re excited about the challenges and the opportunities that lie ahead. Before I begin my review of financial results, I’d like to highlight briefly as I’ve done in previous quarters, the diversity of our assets under management.

Turning to the center pie chart on display 16, we would see that we currently have 74 percent of our 659 billion of total AUM in equities versus 71 percent a year ago. And, we still managed $173 billion of fixed income securities.

Looking at the two other sets of pie charts, you’ll notice that our firms business has continued to become increasingly global. The pair of pie charts on the left side of display show that AUM of our non-U.S. domiciled clients increased by 36 percent from September 2005 to $226 billion compared to the first 19 percent increase in total AUM. The right side display illustrates that over the past 12 months, our assets in global and international investment services grew by 40 percent from 239 billion to $335 billion. As Lew noted in the press release, our global and international service account for 51 percent of the firm’s total assets under management, the first time in our U.S. services did not account for the majority of our AUM.

And finally, the pie charts on display 17 show how diversified we are in terms of investment services and highlights the importance of our blend strategies services where we utilize our growth and value equity services in a 50/50 mix and rebalance these sleeves in a disciplined and systematic process. Our blend strategies services offered in U.S., non-U.S. and global constructions totaled $116 billion in quarter end. Now that I’ve provided some highlights on performance, asset flows, key trends in our distribution channels, and our mix of AUM, let’s turn to our firm’s financial results starting on display 18.

Net revenues for the quarter increased 17.5 percent to $935 million compared to 795 million in the third quarter of 2005 with investment advisory fees up 24.3 percent or $132 million.

On display 19 we detail advisory fees by type and by channel. Base fees were up 23.6 percent or $127 million to 665 million for the quarter. The increase was attributable primarily to higher average AUM in all three channels as far - as well as the favorable mix to non-U.S. and equity services. Moving to the lower half of the display, we show advisory fees by distribution channel where you can see the 32.2 percent increase in our institutional investments channel where we experience higher AUM and a positive mix change and where most of this quarter’s performance fees were earned. Private client and retail advisory fees grew 28.8 percent and 16.3 percent respectively during the quarter as both benefited from higher AUM.

Now that I’ve covered revenues, let’s turn to expenses, which are summarized on display 20. The growth in operating expenses of 15.3 percent for the quarter was below that of net revenue despite certain facilities related spending, which will modestly increase our run rate. The 14.8 percent, or $49 million, increase in employee comp and benefits represents more than one-half of the year over year increase in total expenses.

As shown on display 21, base compensation is up 16.9 percent versus last year as we increased headcount by more than 11 percent, or 487 staff members to 4,738 in quarter end. We increased headcount in operations in response to the growth of our business; private client is an investment to grow this franchise; technology to upgrade and improve our technical functionality and retail to increase our sales coverage. The increase in incentive compensation of five point one percent, which is significantly less than our earnings increase, is attributable to an increase in deferred compensation vesting from our December 2005 grants. While cash I.C. accruals for 2006 remain relatively flat as we reduced our estimates for this year’s year end bonus payments.

Commission expense increased 24.4 percent with private client, institutional investment and retail accounting for most of the increase. As I mentioned last quarter, growth and commission expense is actually a leading indicator for future revenue and earnings increases. That’s because the full impact of new business isn’t reflected in the current P&L while commission schedules are generally front loaded in the first year.

Turning to display 22, you can see that G&A increased $38 million. Increased occupancy cost, primarily in the U.S. and England to support our headcount increases mentioned earlier, higher and volume related data processor cost and $7 million in expense recoveries last year were the major contributors to this variance.

As I wrap up my comments, please turn to display 23 where we present a recap of total revenues and expenses that come to a summarized income statement for AllianceBernstein. Here you can see that our pre-tax operating income increased by 23.5 percent. Our operating margin expanded by 140 basis points to 28.9 percent and our net income grows by 19.4 percent. The growth in net income was lower than the growth in operating income due to the gain on the disposition of our mutual funds in India in the prior year’s quarter - a disposition reflected as a non-operating income item.

Carrying the 253 million of AllianceBernstein’s net income forward to display 24, we show AllianceBernstein holdings financial results. Holdings equity share of AllianceBernstein’s earnings were 82 million for the third quarter versus $67 million in the same quarter last year with net income of $74 million or 22.2 percent better than ’05.

As I mentioned in my opening remarks, our distribution per unit per AllianceBernstein holding will be 87 cents per unit, nearly 18 percent higher than the 74 cent distribution in the same quarter last year. In summary, this was a good quarter for our firm on many fronts. Strong market returns and our continued success in generating organic growth drove a significant increase in our assets under management. Importantly, we continue to increase our AUM from global and international investment services, improving our fee realization from a better mix of investment services. And, we continue to invest for future growth while improving earnings quality and distributions for our unit holders. Finally, our longer-term investment performance continues to benefit our clients. Now, I’ll turn the call over to Lew who will discuss our position and view on hedge funds.

LEW SANDERS, CHAIRMAN AND CHIEF EXECUTIVE OFFICER, ALLIANCEBERNSTEIN: Thank you Jerry. Before we take your questions I want to take a moment as I have in prior conference calls to focus your attention on elements of the firm’s strategy that we see as important.

Last quarter you may remember, we talked about our strategy in defined contribution plans. In this call, I want to describe our position and plans in hedge funds. Hedge funds are for us, a natural extension of our core competency as active managers of equities, fixed income, currency, commodities, and asset allocation strategies. They are a means to isolate and amplify these alpha sources while at the same time assembling them in services that have the potential to produce high information ratios and be highly tax efficient.

Our emphasis here, it’s worth stressing, is not in response to the surge in popularity of hedge funds in recent years. Indeed, it wouldn’t surprise us if industry growth slows, perhaps even sharply in the periods ahead. And, it has nothing to do with holding on to talented professionals who might otherwise be drawn to join competing firms. Instead, our interest is driven entirely by a desire to bring the most advanced services that we can to clients and hedge funds provide the flexibility and format to do so.

And, as you can see in this next display, our current product array spans the risk/return spectrum from very low volatility services on the left of this picture to those with substantial equity driven beta on the right. Client interest has been highest in the middle of this spectrum in a set of diversified services offered in multiple flavors of risk and return. All of these services call on the firm’s mainstream investment disciplines and are tightly coupled with them. Investment performance has generally been excellent with returns exceeding relevant benchmarks by many hundreds of basis points.

Note too that in services designed for taxable clients we have met our objectives of minimizing current tax obligations while producing pretty strong absolute investment returns. We continue to innovate in this space with the newest and most advanced hedge fund offerings composed of five distinct alpha sources included long short currency, fixed income, commodities, long short equities and variation in equity exposure. Its important to note that these alpha sources have little or no correlation with one another as the following display makes clear. Our optimization tools systematically compare the risk and return potential of each of these alpha sources, and sets exposure to each accordingly. Rebalancing among them is thus an integrated and importantly dynamic feature of this architecture.

Moreover, our research indicates that the return stream from these services will be largely unrelated to capital markets trends, enhancing their appeal as a source of both return and diversification. Thus, we believe we’re very well positioned in this space. Few firms, as we see it, can replicate the integrated rebalancing and tax optimization features of our diversified funds. Moreover, we’re capable of tuning our services on a separate account basis to meet the particular risk return tastes of clients which could prove to be an important feature in some parts of the market.

Finally and also importantly, as compared to many competitors, our fee structure is lower, thereby delivering greater value to the client. To develop this business more broadly, we’ve created a strategic business unit focused exclusively on hedge fund services with control over product design, marketing, client service, and operational support. Its leadership consists of AllianceBernstein heritage people who have been with us in other roles for a long time. As in other areas of the company, we have no plans, and really see no need to do acquisitions and will instead build our presence in this space organically. At present, the majority of our assets under management in hedge fund derive from private client relationships typically as part of investment plans utilizing multiple services.

As we look ahead, however, we think institutional clients will become a more important part of this business reflecting their growing interest in investments of this type, and of course our heightened efforts to reach and to serve them. It’s worth adding too, that we’re already an important factor in this business with some six and a half billion under management, a figure which as you can see in the display has been growing quite strongly. Since we see these services as among our most competitive, we will anticipate continued rapid growth in the periods ahead. Now, if we meet our return targets for these services, the effect on the firm’s financial performance will of course be favorable, as they are all performance fee in design. This will have the derivative effect of making our earnings more seasonal as the measurement period for returns is typically skewed to the fourth calendar quarter. Its an effect worth keeping in mind as you make forecasts of our results in the future. Thank you, now for your questions.

Operator: At this time, I would like to remind everyone, if you would like to ask a question press star, then the number one on your telephone keypad. Management has requested that you please limit your initial questions to two in order to provide all callers an opportunity to ask questions. We welcome you to re-enter the queue to ask follow-up questions. It is AllianceBernstein’s practice to take all questions in the order in which they are received, and to empty the queue before ending the call. We’ll pause for just a moment to compile the Q and A roster.

Your first question comes from Bill Katz of Buckingham Research Group, please go ahead.

BILL KATZ, BUCKINGHAM RESEARCH GROUP: Yes, thank you and good afternoon. Jerry if you or Lew, I’m not sure, just sort of curious to your comments that you reduced the investment comp, I guess against the backdrop of pretty strong underlying operating results and relative returns. Just wondering if you could walk me through sort of the strategy of the thinking behind that.

LEW SANDERS: Bill, I think the way you should see this is that for the full year we anticipate that our incentive comp pools will be up very substantially and will provide all the incentives we need to remain competitive with our professional staff. Another way to see this is that there is some operating leverage available to us at this point (INAUDIBLE).

BILL KATZ: OK, and second question is, just sort of curious, now on scope on the private clients side it looks like you added about 11 FA’s this quarter from the second quarter. Just interest, where are we in terms of the productivity cycle of that business, if you will? I mean, you’ve added a significant amount of FA’s over the last couple years. Are we at a point now where we could continue to see a bit of a ramp in production or are we still sort of in a, you know, catch up mode if you will. You continue to add people and you don’t really get the full affect yet.

JERRY LIEBERMAN: Yes, well as we discussed in the past - this is really a class by class situation so that as you know, most of the investment we’ve made in the last two years, these are - these are still young and inexperienced financial advisors. So this is still on an average basis, us investing in the franchise and we’re still a year or two away from realizing significant asset, you know, productivity from those advisors. With that said, the productivity of our experience advisors has actually been increasing fairly significantly generating the growth and the franchise we’ve seen the last few years.

BILL KATZ: OK, thank you.

OPERATOR: Your next question comes from Ms. Cynthia Mayer of Merrill Lynch, please go ahead.

CYNTHIA MAYER, MERRILL LYNCH: Hi, good afternoon. Wondering if you could help us think about the performance fees for 4Q. It seems like your greatest growth in the last year has been in the institutional channel and within that the value and global and international services which also happen to be where the out performance is greatest this year. So does that mean that you’re likely to exceed last year’s 4Q performance fees by quite a bit?

JERRY LIEBERMAN: Cindy, you want to tell us how the markets are going to do between now and December and I can give you some assumptions.

CYNTHIA MAYER: OK.

JERRY LIEBERMAN: All right, I mean we - we estimate this on a very regular basis. But, there’s just so much uncertainty between now and the end of the year. But, if you go back to Lew’s slides and look and see, you know, and observe how we’ve increased the franchise then hopefully then and we perform for the clients then you should see an increase in performance fees. But, both relative and absolute returns can change so much in - with two-thirds of this quarter to go it’s - if you can estimate,- we all estimate it but I don’t know what the probability is that you could be better than we are, we’re going to be better than you.

CYNTHIA MAYER: OK. And, wondering if you can quantify the pipeline that you said is booked, but the money’s not yet in?

JERRY LIEBERMAN: Yes, it’s - it’s over where it was last quarter, but not as high as the record numbers we had in the second quarter.

CYNTHIA MAYER: OK.

JERRY LIEBERMAN: But, we’re starting to see more activity, we’re starting to win our fair share. So we are seeing an increase but it’s not where - it’s not where we peaked two quarters ago.

CYNTHIA MAYER: Thanks.

OPERATOR: Your next question comes from Christopher Spar of Prudential, please go ahead.

CHRISTOPHER SPAR, PRUDENTIAL: Good afternoon. I was just wondering if you can comment on the tax rate. In the second quarter you noted it was a lower tax rate outlook for the year, now it seems to be a bit higher. I wonder what the outlook for the fourth quarter is and if you can also talk about maybe the ’07 tax rate as well.

JERRY LIEBERMAN: Yes, I thought we tried to explain this last quarter, let’s try again. I - if I were you, I would think of our tax rate somewhere between six and six and a half percent for, you know, for the year. And then, what happens quarter to quarter is your re-forecasting what you’re going to do for the year and you’re not only adjusting, you know, the number for the quarter but making up what happens in the previous quarters. But, if you look historically we’re between six, six and a half, that’s a range and based on what we know today, I think that would be a, you know, a pretty good range to use.

CHRISTOPHER SPAR: Thank you.

OPERATOR: Your next question comes from Mark Irizarry Goldman Sachs, please go ahead.

MARK IRIZARRY, GOLDMAN SACHS: Oh great, thanks. My first question just touching on performance fees again. Can you give us maybe some color on what percentage of your assets under management are currently, you know, under performance arrangements? Thanks.

JERRY LIEBERMAN: Mark, I - I’m embarrassed to say, I don’t know. I mean we have fixed, you know, we have the 6 billion in hedge funds, we also have other services, long only services that have performance fees. You know, we have some institutional clients that, you know, they’ll prefer lower bases and use performance fees. I’ll have to go back and get that number, maybe we’ll discuss it in the next quarter when we’re explaining what happened to our performance fees in the fourth quarter.

MARK IRIZARRY: OK, great. Thanks.

JERRY LIEBERMAN: All right.

OPERATOR: Again, just a reminder, if you have any questions press star, then the number one on your telephone keypad.

PHILIP TALAMO: Any further questions, Christian?

OPERATOR: Your next question comes from Niamh Alexander of CIBC, please go ahead.

NIAM ALEXANDER, CIBC: Thanks so much. Can I just ask you guys how, if any you’re seeing opportunities from the liability driven investment we’re just increasing and seeing headlines about public and private pension plans and gearing towards this. And, what are the opportunities for AllianceBernstein here? Thank you.

LEW SANDERS: Interesting that you raise that point. We have taken what was initially our style blend group, expanded its mission into something we describe as blend strategies which includes alpha beta separation as a key product objective. And, while as we see it, that market today is still quite small and confined to the very upper end of the institutional market. It does look as if it has meaningful potential; it is really a leading edge, if you will, of innovation and investment management. And, we do feel as if we have a lot to bring to the table by way of capability in that domain. So we’re hoping that this actually will develop into a meaningful business for us. Although, at this point it’s in the developmental stage.

NIAM ALEXANDER: OK, that’s helpful. Thanks, that was my question.

OPERATOR: And, we have a follow-up question from Ms. Cynthia Mayer of Merrill Lynch, please go ahead.

CYNTHIA MAYER: Hi, thanks a lot. I’m just wondering if you could talk a little more about institutional research services and the pan-European clients. Was this a loss in market share or a temporary blip? And, if it was a loss in market share of some kind, was it due to some particular kind of a fee composition or a different kind of a service?

JERRY LIEBERMAN: We just think it’s a blip. I mean, as you know, in, you know, in your business there’s nothing seasonal or predictable from a quarter-to-quarter how you collect these commissions. So we don’t see anything here that is a structural in nature or changing the basis of the business or any trending - any trend here at all. But it was a disappointing quarter.

CYNTHIA MAYER: OK, thanks.

OPERATOR: And, we also have a follow-up question from Mr. Bill Katz from Buckingham Research Group, please go ahead.

BILL KATZ: OK, and thanks for the patience. If you look at your other expenses within promotion servicing, that’s down substantially sequentially. I’m just sort of curious, is that just a function of seasonality and the weak markets or is that a new run rate we should be thinking about? And then, the second question just sort of curious. Lew, I think I know your answer but I’d like to hear it again anyhow. As you think about building out this sort of hedge fund strategy if you will, how does that or what kind of sort of back office or compliance risks does that bring with it?

JERRY LIEBERMAN: Bill, the only thing that drops in promotion and servicing and it has been for a couple of years is the amortization of sales commissions, that’s the only thing that’s been going down. The pure promotion and the expenses that we’re incurring in promotion, they’ve been going up actually gradually both in the U.S. and in, you know, outside the country. But, we still have about a year left to go in regards what contribution to our margin from this amortization of the first sales charges going back to, you know, pre-bubble.

LEW SANDERS: Bill, on part B, operational support for hedge funds, actually it’s a very insightful question because these services are far more complex than straight long services, especially those that employed multiple sources of alpha and they indeed are the best because they engage in the use of any number of derivative contracts on assets underlying assets here and everywhere. So the operational support required to ensure the integrity of these services is really far, far larger than a typical straight long operational objective which is why when we formed this unit, we built into it a team, actually led by among one of our strongest executives in this space. We built a team that - and we believe is up to the task of putting in place all of the operational infrastructure we require. And, I can report to you that we feel pretty good about what’s been accomplished already.

BILL KATZ: Can I just follow-up then, just your observation that there’s operating leverage in the model still. Is that inclusive of what you might be doing to support this initiative?

LEW SANDERS: Oh, for sure. No, it’s the - the way to think about this initiative, Bill, as I tried to stress in my remarks, is that hedge funds for us are really a derivative of a research infrastructure that, as you know, is already highly elaborated. It’s a - it’s a mechanism that harvests the alpha generating capability of that commitment. It’s in a position to amplify it and then repackage it in ways where you can drive the information ratios up from that intellectual capital that you have long had in support of your straight long services. So there’s no doubt that there’s operational leverage in this if you deliver on the promise of the performance. And of course, because their incentive fee based in design, the leverage can be substantial if the performance objectives are actually met.

BILL KATZ: OK, thank you very much.

OPERATOR: There appear to be no further questions. Once again I will turn the phone over to the speakers for any closing remarks.

PHILIP TALAMO: Thank you everyone for participating in our conference call. If you have any further questions feel free to call investor relations at any time.

OPERATOR: This concludes today’s AllianceBernstein conference call. You may now disconnect.

END